Exhibit 4

Description of Registrants Securities

Common Stock

Authorized Shares

The Company has 1,000,000,000 common shares authorized with a par value of $0.00001.

Preferred Stock

Series A

On November 15, 2017, the Company created one series of the 20,000,000 preferred shares it is authorized to issue, consisting of 8,000,000 shares, to be designated as Series A preferred stock.

On October 29, 2018, the Company made the first amendment to the Certificate of Designation of its Series A convertible preferred stock. This amendment updated the conversion price to be equal to the greater of 75% of the lowest VWAP during the ten trading day period immediately preceding the date a conversion notice is delivered or $120.00, subject to adjustment for any subdivision or combination of the Company’s outstanding shares of common stock.

On August 16, 2019, the Company made the second amendment to the Certificate of Designation of its Series A convertible preferred stock. As a result of this amendment, the Company recorded a deemed dividend in accordance with ASC 260-10-599-2.

On April 8, 2020, the Company made the third amendment to the Certificate of Designation of its Series A preferred stock which lowered the fixed conversion price and the conversion price floor to $3.00 per share.

On June 18, 2020the Company made the fourth amendment to the Certificate of Designation of its Series A preferred stock, which lowered the fixed conversion price to $0.20 per share and the conversion price floor to $0.01 per share.

On January 27, 2021, the Company made the fifth amendment to the Certificate of Designation of its Series A preferred stock which lowered the fixed conversion price to $0.0975 per share. Spectrum accounted for the amendment as an extinguishment and recorded a deemed dividend in accordance with ASC 260-10-599-2.

Subsequent to the fifth amendment, the principal terms of the Series A preferred stock shares are as follows:

Voting rights – The Series A preferred stock shares do not have voting rights.

Dividend rights – The holders of the Series A preferred stock shares shall not be entitled to receive any dividends. No dividends (other than those payable solely in common stock) shall be paid on the common stock or any class or series of capital stock ranking junior, as to dividends, to the Series A preferred stock shares during any fiscal year of the Company until there shall have been paid or declared and set apart during that fiscal year for the holders of the Series A preferred stock shares a dividend in an amount per share equal to (i) the number of shares of common stock issuable upon conversion of the Series A preferred stock times (ii) the amount per share of the dividend to be paid on the common stock.

Conversion rights – The holders of the Series A preferred stock shares have the right to convert each Series A preferred stock share and all accrued and unpaid dividends thereon shall be convertible at the option of the holder thereof, at any time after the issuance of such share into fully paid and nonassessable shares of common stock of the Company. The number of shares of common stock into which each share of the Series A preferred stock shares may be converted shall be determined by dividing the sum of the stated value of the Series A preferred stock shares ($1.00 per share) being converted and any accrued and unpaid dividends by the conversion price in effect at the time of the conversion. The Series A preferred stock shares may be converted at a fixed conversion price of $0.0975, subject to adjustment for any subdivision or combination of the Company’s outstanding shares of common stock. The conversion price has a floor of $0.01 per share.

Liquidation rights – Upon the occurrence of any liquidation, each holder of Series A preferred stock shares then outstanding shall be entitled to receive, out of the assets of the Company available for distribution to its stockholders, before any payment shall be made in respect of the common stock, or other series of preferred stock then in existence that is outstanding and junior to the Series A preferred stock shares upon liquidation, an amount per share of Series A preferred stock shares equal to the amount that would be receivable if the Series A preferred stock shares had been converted into common stock immediately prior to such liquidation distribution, plus, accrued and unpaid dividends.

In accordance with ASC 480 Distinguishing Liabilities from Equity, the Company has classified the Series A preferred stock shares as temporary equity or “mezzanine.”

Series B

On April 16, 2018, the Company designated 1,000 shares of Series B preferred stock with a stated value of $3,500 per share. The Series B preferred stock is neither redeemable nor convertible into common stock. The principal terms of the Series B preferred stock shares are as follows:

Issue Price - The stated price for the Series B preferred stock shares shall be $3,500 per share.

Redemption - The Series B preferred stock shares are not redeemable.

Dividends - The holders of the Series B preferred stock shares shall not be entitled to receive any dividends.

Preference of Liquidation - The Corporation’s Series A preferred stock (the “Senior Preferred Stock) shall have a liquidation preference senior to the Series B preferred stock. Upon any fundamental transaction, liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of the shares of the Series B preferred stock shares shall be entitled, after any distribution or payment is made upon any shares of capital stock of the Company having a liquidation preference senior to the Series B preferred stock shares, including the Senior Preferred Stock, but before any distribution or payment is made upon any shares of common stock or other capital stock of the Company having a liquidation preference junior to the Series B preferred stock shares, to be paid in cash the sum of $3,500 per share. If upon such liquidation, dissolution or winding up, the assets to be distributed among the Series B preferred stock holders and all other shares of capital stock of the Company having the same liquidation preference as the Series B preferred stock shall be insufficient to permit payment to said holders of such amounts, then all of the assets of the Company then remaining shall be distributed ratably among the Series B preferred stock holders and such other capital stock of the Company having the same liquidation preference as the Series B preferred stock, if any. Upon any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, after provision is made for Series B preferred stock holders and all other shares of capital stock of the Company having the same liquidation preference as the Series B preferred stock, if any, then-outstanding as provided above, the holders of common stock and other capital stock of the Company having a liquidation preference junior to the Series B preferred stock shall be entitled to receive ratably all remaining assets of the Company to be distributed.

Voting - The holders of shares of Series B preferred stock shall be voted together with the shares of common stock such that the aggregate voting power of the Series B preferred stock is equal to 51% of the total voting power of the Company.

Conversion - There are no conversion rights.

In accordance with ASC 480 Distinguishing Liabilities from Equity, the Company has classified the Series B preferred stock shares as temporary equity or “mezzanine.”

Series D

On June 14, 2021, the Company designated 1,590 shares of Series D preferred stock with a stated value of $10,000 per share. The Series D preferred stock is not redeemable.

On December 13, 2021, the Company made the first amendment to the Certificate of Designation of its Series A preferred stock which changed the conversion right. As a result of this amendment, the Company recorded a deemed dividend of $5,852,000 for the year ended December 31, 2021 in accordance with ASC 260-10-599-2.

Subsequent to the first amendment, the principal terms of the Series D preferred stock shares are as follows:

Issue Price - The stated price for the Series D preferred stock shares shall be $10,000 per share.

Redemption - The Series D preferred stock shares are not redeemable.

Dividends - The holders of the Series D preferred stock shares shall not be entitled to receive any dividends.

Preference of Liquidation - Upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary (a “Liquidation”), the Holders shall (i) first be entitled to receive out of the assets, whether capital or surplus, of the Corporation an amount equal to $10,000 for each share of Series D before any distribution or payment shall be made to the holders of any other securities of the Corporation and (ii) then be entitled to receive out of the assets, whether capital or surplus, of the Corporation the same amount that a holder of Common Stock would receive if the Series D were fully converted (disregarding for such purposes any conversion limitations hereunder) to Common Stock which amounts shall be paid pari passu with all holders of Common Stock. The Corporation shall mail written notice of any such Liquidation, not less than 45 days prior to the payment date stated therein, to each Holder.

Voting - Except as otherwise provided in the agreement or as required by law, the Series D shall be voted together with the shares of common stock, par value $0.00001 per share of the Corporation (“Common Stock”), and any other series of preferred stock then outstanding that have voting rights, and except as provided in Section 7, not as a separate class, at any annual or special meeting of stockholders of the Corporation, with respect to any question or matter upon which the holders of Common Stock have the right to vote, such that the voting power of each share of Series D is equal to the voting power of the shares of Common Stock that each such share of Series D would be convertible into pursuant to Section 6 if the Series D Conversion Date was the date of the vote. The Series D shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation and may act by written consent in the same manner as the holders of Common Stock of the Corporation.

Conversion - Beginning ninety (90) days from the date of issuance, all or a portion of the Series D may be converted into Common Stock at the greater of the Fixed Price and the Average Price (as defined below). On the business day immediately preceding the listing of the Common Stock on a national securities exchange (the “Automatic Series D Conversion Date”), without any further action, all shares of Series D shall automatically convert into shares of Common Stock at the Fixed Price” shall be defined as the closing price of the Common Stock on the trading day immediately preceding the date of issuance of the Series D ( subject to adjustment for any reverse or forward split of the Common Stock).

Vote to Change the Terms of or Issuance of Series D - The affirmative vote at a meeting duly called for such purpose, or written consent without a meeting, of the holders of not less than fifty-one (51%) of the then outstanding shares of Series D shall be required for any change to the Certificate of Designation, Preferences, Rights and Other Rights of the Series D.

In accordance with ASC 480 Distinguishing Liabilities from Equity, the Company has classified the Series D preferred stock shares as temporary equity or “mezzanine.”

Series E

On December 20, 2021, the Company designated 650 shares of Series E preferred stock with a stated value of $10,000 per share. The Series E preferred stock is not redeemable.

The principal terms of the Series E preferred stock shares are as follows:

Issue Price - The stated price for the Series E preferred stock shares shall be $10,000 per share.

Redemption - The Series E preferred stock shares are not redeemable.

Dividends - The holders of the Series E preferred stock shares shall not be entitled to receive any dividends.

Preference of Liquidation - Upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary (a “Liquidation”), the Holders shall (i) first be entitled to receive out of the assets, whether capital or surplus, of the Corporation an amount equal to $10,000 for each share of Series E before any distribution or payment shall be made to the holders of any other securities of the Corporation and (ii) then be entitled to receive out of the assets, whether capital or surplus, of the Corporation the same amount that a holder of Common Stock would receive if the Series E were fully converted (disregarding for such purposes any conversion limitations hereunder) to Common Stock which amounts shall be paid pari passu with all holders of Common Stock. The Corporation shall mail written notice of any such Liquidation, not less than 45 days prior to the payment date stated therein, to each Holder.

Voting - Except as otherwise provided herein or as required by law, the Series E shall be voted together with the shares of common stock, par value $0.00001 per share of the Corporation (“Common Stock”), and any other series of preferred stock then outstanding that have voting rights, and except as provided in Section 7, below, not as a separate class, at any annual or special meeting of stockholders of the Corporation, with respect to any question or matter upon which the holders of Common Stock have the right to vote, such that the voting power of each share of Series E is equal to the voting power of the shares of Common Stock that each such share of Series E would be convertible into pursuant to Section 6 if the Series E Conversion Date was the date of the vote. The Series E shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation and may act by written consent in the same manner as the holders of Common Stock of the Corporation.

Conversion - Beginning ninety (90) days from the date of issuance, all or a portion of the Series E may be converted into Common Stock at the Fixed Price (as defined below). On the business day immediately preceding the listing of the Common Stock on a national securities exchange (the “Automatic Series E Conversion Date”), without any further action, all shares of Series E shall automatically convert into shares of Common Stock at the Fixed Price. “Fixed Price” shall be defined as the closing price of the Common Stock on the trading day immediately preceding the date of issuance of the Series E (subject to adjustment for any reverse or forward split of the Common Stock or similar occurrence).

Vote to Change the Terms of or Issuance of Series E - The affirmative vote at a meeting duly called for such purpose, or written consent without a meeting, of the holders of not less than fifty-one (51%) of the then outstanding shares of Series E shall be required for any change to the Certificate of Designation, Preferences, Rights and Other Rights of the Series E.

In accordance with ASC 480 Distinguishing Liabilities from Equity, the Company has classified the Series E preferred stock shares as temporary equity or “mezzanine.”

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